UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2014

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Michael A. Bradley as Chief Executive Officer

As previously disclosed on the Current Report on Form 8-K filed November 13, 2013, Michael A. Bradley is retiring as Chief Executive Officer of Teradyne, Inc. (“Teradyne” or the “Company”) effective January 31, 2014. Mr. Bradley will continue to serve on the Company’s Board of Directors.

In connection with the retirement of Mr. Bradley, Teradyne entered into an agreement on January 22, 2014 with Michael A. Bradley (the “Retirement Agreement”).

The Retirement Agreement supersedes the terms of the Amended and Restated Agreement Regarding Termination Benefits between Mr. Bradley and the Company under which Mr. Bradley was entitled to severance compensation, continued benefits and continued vesting of equity for twenty-four months from the date of severance. Under the Retirement Agreement, Mr. Bradley’s unvested restricted stock units and stock options granted prior to his Retirement Date will continue to vest in accordance with their terms through January 31, 2017; and any vested options or options that vest during that period may be exercised for the remainder of the applicable option term. In the Retirement Agreement, Mr. Bradley agreed to be bound by non-competition and non-solicitation restrictions through January 31, 2017 and to enter into an employment release that includes the release of rights under the Amended and Restated Agreement Regarding Termination Benefits. The Retirement Agreement also includes additional, standard terms and conditions relating to Mr. Bradley’s separation from the Company.

Appointment of Mark E. Jagiela as Chief Executive Officer

As previously disclosed on the Current Report on Form 8-K filed November 13, 2013, the Company appointed Mark E. Jagiela the Chief Executive Officer of the Company effective January 31, 2014, replacing Michael A. Bradley. Mr. Jagiela also has been appointed to the Company’s Board of Directors effective January 31, 2014. Mr. Jagiela, 53, has served as President of the Company since January 2013 and President of the Company’s Semiconductor Test Division since 2003. Mr. Jagiela was appointed a Vice President of Teradyne in 2001.

In connection with the appointment of Mr. Jagiela as Chief Executive Officer, on January 22, 2014, Teradyne entered into an Agreement Regarding Termination Benefits (the “Severance Agreement”) with Mark E. Jagiela in connection with his appointment as Chief Executive Officer of the Company effective January 31, 2014. The term of the Severance Agreement is for a period of three (3) years beginning on the execution date and shall be extended for additional one (1) year periods unless terminated by Teradyne pursuant to the terms thereof. The Severance Agreement provides that if Mr. Jagiela’s employment is terminated by Teradyne for any reason other than death, disability, or cause, Mr. Jagiela shall receive beginning on the date his employment is terminated and continuing for a period of twenty-four (24) months: (a) a monthly severance payment equal to 1/12th of his then current annual model compensation; (b) continued health, dental and vision insurance plan coverage; and (c) Mr. Jagiela’s unvested, non performance-based equity awards held as of the date of termination shall continue to vest as if his employment had not been terminated. In addition, for a period of three (3) years from termination, Mr. Jagiela’s performance-based equity grants shall continue to vest as if his employment had not been terminated.

In consideration of the benefits provided to Mr. Jagiela under the Severance Agreement, Mr. Jagiela agreed, among other things, that: (i) for a period of three (3) years following termination, he will not directly engage in any solicitation or hiring of employees or customers of Teradyne; (ii) for a period of three (3) years following termination, he will not compete with Teradyne; and (iii) he will sign a release of any claims he has or may have against Teradyne.

On January 22, 2014, Teradyne also entered into an Executive Officer Change in Control Agreement (“Change in Control Agreement”) with Mark E. Jagiela in connection with his appointment as Chief Executive Officer of the Company effective January 31, 2014. The Change in Control Agreement modified Mr. Jagiela’s previously existing Executive Officer Change in Control Agreement by deleting the provision allowing for a gross up payment for any excise tax due on the executive’s severance payment following a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: January 22, 2014	By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	V.P., Chief Financial Officer and Treasurer